EXHIBIT 99.1

Tilray Brands Reports Q2 2025 Financial Results

Gross Profit Increased by 29% Year-Over-Year, Reaching $61 Million in Q2 with Growth Across All Four Business Segments

Achieved 9% Year-Over-Year Growth, Generating Record Q2 Net Revenue of $211 Million, 10% in Constant Currency

Beverage Revenue Increase by 36%, International Cannabis by 25%, Wellness Segment by 13%

Announces Project 420: A $25 Million Synergy Plan for Tilray Beverage Business

Tilray Reaffirms Fiscal Year 2025 Guidance

Conference Call to be Held at 8:30 a.m. ET Today

NEW YORK and LEAMINGTON, Ontario, Jan. 10, 2025 (GLOBE NEWSWIRE) -- Tilray Brands, Inc. (“Tilray”, “our”, “we” or the “Company”) (Nasdaq: TLRY; TSX: TLRY), a global lifestyle and consumer packaged goods company leading the forefront of beverage, cannabis and wellness industries, today reported financial results for its second quarter ended November 30, 2024. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

Irwin D. Simon, Chairman and Chief Executive Officer of Tilray Brands, stated, "In our fiscal second quarter, Tilray achieved strong results while making significant progress on our strategic plan. Our dedication to operational excellence has improved Gross Margins, Gross Profit, and overall profitability across our business segments, positioning us favorably for future success."

Mr. Simon stated, “As we enter the second half of the year, we remain committed to delivering on our financial guidance and driving shareholder value. Tilray is a leading force at the forefront of the beverage industry, revitalizing the beer market, driving growth in spirits and non-alcoholic beverages, and advancing the legitimacy of cannabis for both recreational and medical use. Through our brew pubs, we focus on bringing people together, creating exceptional experiences through entertainment, and enhancing lives through moments of connection. As I've said in the past, new industries are not born, they are built. To that end, we are trailblazing the future of consumer products through the infrastructure we have built. I am enthusiastic about what lies ahead, including the potential future legalization of cannabis in the U.S.”

Financial Highlights – Second Quarter Fiscal Year 2025

  Net revenue increased 9% to $211 million in the second quarter compared to $194 million in the prior year quarter. On a constant currency basis, net revenue increased 10%.
  Gross profit increased by 29% to $61 million in the second quarter compared to $47 million in the prior year quarter, with growth across all four business segments. Gross margin increased to 29% in the second quarter compared to 24% in the prior year quarter.
  Adjusted gross profit increased by 20% to $63 million in the second quarter from $52 million in the prior year quarter.
  Net loss was $(85) million in the second quarter, of which $75 million was comprised of non-cash items (including foreign exchange loss, amortization, and stock-based compensation) and $8 million, of which were one-time non-recurring costs.
  Adjusted net loss was $(2) million in the second quarter compared to an adjusted net loss of $(3) million in the prior year quarter.
  Adjusted net loss per share was $(0.00) in both the second quarter and prior year quarter.
  Adjusted EBITDA in the second quarter was $9 million compared to $10 million in the prior year quarter due to the beverage segment’s SKU rationalization EBITDA impact of $1.8 million.
  Beverage alcohol net revenue increased 36% to $63 million in the second quarter compared to $47 million in the prior year quarter.
    Beverage alcohol gross margin increased to 40% in the second quarter compared to 34% in the prior year quarter. Adjusted gross margin increased to 42% in the second quarter compared to 38% in the prior year quarter.
  Cannabis net revenue was $66 million in the second quarter compared to $67 million in the prior year quarter.
    Cannabis gross margin increased to 35% in the second quarter compared to 31% in the prior year quarter. Adjusted gross margin was 35% in both the second quarter and prior year quarter.
  Distribution net revenue was $68 million in the second quarter compared to $67 million in the prior year quarter
    Distribution gross margin increased to 12% in the second quarter compared to 11% in the prior year quarter.
  Wellness net revenue increased 13% to $15 million in second the quarter compared to $13 million in the prior year quarter.
    Wellness gross margin increased to 31% in the second quarter compared to 29% in the prior year quarter.

Tilray Beverages, Project 420 Highlights

In December 2020, we entered the beverage category with the acquisition of SweetWater Brewing Company, one of the largest independent craft brewers in the U.S. by volume, with the vision of creating a larger and more diversified global lifestyle consumer products company.

This initial acquisition provided us with a foundation to pursue additional acquisitions in the beverage category and scale our business on a national basis. We acquired Alpine Beer Company, Green Flash and Breckenridge Distillery in December 2021, Montauk Brewing Company in November 2022, Craft Acquisition I in October 2023 and Craft Acquisition II in September 2024.

With Craft Acquisition I and Craft Acquisition II, we capitalized on opportunities to acquire additional beverage businesses that consisted of strong brands in decline and in need of investment in order to promote growth. To support the growth of these acquired brands and establish a clear path to profitability, we implemented Project 420, which is a comprehensive plan through which we expect to achieve our $25 million synergy plan based on the following initiatives:

  Operational optimization: As we increase our operational footprint, the optimization of those facilities has been our focus. Accordingly, we continuously evaluate our beverage operational footprint and have identified redundancies in our manufacturing and warehousing assets. By integrating our operations, we are obtaining better utilization of our facilities, decreasing the amount of excess capacity and gaining efficiencies through improved fixed cost absorption.
  Cost savings, cost avoidance and synergies: Our focus on cost savings, synergies and cost avoidance across our beverage segment has identified and, we are continuing to identify, the elimination of duplicative fixed costs, procurement, distribution and back-office costs.
  Portfolio optimization/SKU Rationalization: Today, our Beverage segment consists of an expansive portfolio comprised of over 20 beverage brands in different categories consisting of craft beer, spirits and non-alcoholic options. In response to the declining growth in the craft beer industry and consolidation of distributors, we worked with our distributors in various markets to streamline our portfolio to eliminate duplicative and slower growth products, which had the immediate effect of reducing revenue. However, by eliminating these slower growing SKUs, we are able to focus our attention and resources on our higher growth SKUs and the introduction of new innovation, which we expect will accelerate our revenue growth in future quarters. Going forward, we will continue to manage SKU performance within our portfolio on a “one in and one out basis” to maximize SKU productivity. In addition, in connection with our strategic review with the Boston Consulting Group, we are executing against our “regional jewel” strategy, which resulted in our decision to delist certain SKUs in certain geographies that were not considered key markets for those brands.

  For the six months ended November 30, 2024, our prioritization of certain products in key markets resulted in a reduction in net sales of approximately $6.0 million. Additionally, our decision to discontinue certain SKUs due to market conditions led to an additional reduction in net sales of $2.0 million. For the fiscal year ended May 31, 2025, it is anticipated that the cumulative impact of these initiatives will result in a reduction of approximately $20.0 million in net sales, which we believe will be offset by the growth of our new product innovation, including in new beverage categories, and brand extensions over the next 18 months. It is important to note, however, that there is a lag between the discontinuation of the SKUs and the associated reduction in revenue, which has an immediate effect, and the acceleration of the growth of our existing SKUs and the introduction of new innovation and the associated increase in revenue, which takes time due to retailer resets. We also expect these efforts will lead to improved sales and margins, with benefits realized through lower selling costs, as well as reduced requirements for working capital through inventory reductions and an improvement in our cash conversion cycle.
  Brand & Business investment: We have been and are continuing to increase our investment in the marketing, promotion and infrastructure of our recently acquired brands in order to reestablish their dominance in their core markets. Our intention is to fund this investment through the cost savings and synergies achieved through Project 420.

As of the end of the second quarter ended November 30, 2024, we achieved $17 million of the $25 million synergy plan. However, these savings are not completely offsetting our investment at this time. As a result, our Adjusted EBITDA for the three and six months ended November 30, 2024 was lower by $1.8 million and $3.2 million, respectively, as a result of our SKU rationalization. Our operating cash flow in the quarter was also lower due to these investments.

Company's Fiscal Year 2025 Guidance

The Company reaffirms its fiscal year 2025 guidance of anticipated net revenues between $950 million and $1 billion.

Live Conference Call and Audio Webcast
Tilray Brands will host a webcast to discuss these results today at 8:30 a.m. ET. Investors may join the live webcast available on the Investors section of the Company’s website at www.tilray.com. A replay will be available and archived on the Company’s website.

About Tilray Brands

Tilray Brands, Inc. (“Tilray”) (Nasdaq: TLRY; TSX: TLRY), is a leading global lifestyle and consumer packaged goods company with operations in Canada, the United States, Europe, Australia, and Latin America that is leading as a transformative force at the nexus of cannabis, beverage, wellness, and entertainment, elevating lives through moments of connection. Tilray’s mission is to be a leading premium lifestyle company with a house of brands and innovative products that inspire joy, wellness and create memorable experiences. Tilray’s unprecedented platform supports over 40 brands in over 20 countries, including comprehensive cannabis offerings, hemp-based foods, and craft beverages.

For more information on how we are elevating lives through moments of connection, visit Tilray.com and follow @Tilray on all social platforms.

For more information on Tilray Brands, visit www.Tilray.com and follow @Tilray

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release constitute forward-looking information or forward-looking statements (together, “forward-looking statements”) under Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be subject to the “safe harbor” created by those sections and other applicable laws. Forward-looking statements can be identified by words such as “forecast,” “future,” “should,” “could,” “enable,” “potential,” “contemplate,” “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “project,” “will,” “would” and the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Certain material factors, estimates, goals, projections or assumptions were used in drawing the conclusions contained in the forward-looking statements throughout this communication.

Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the Company’s ability to transform the CPG industry for cannabis, hemp, beverages and entertainment; the Company’s ability to become a leading beverage alcohol Company; the Company’s ability to achieve long term profitability; the Company’s ability to achieve operational scale, market share, distribution, profitability and revenue growth in particular business lines and markets; the Company’s ability to achieve its FY 2025 guidance of net revenues between $950 million and $1 billion; the Company’s ability to successfully achieve revenue growth, margin and profitability improvements, production and supply chain efficiencies, synergies and cost savings; the Company’s expected revenue growth, sales volume, profitability, synergies and accretion related to any of its acquisitions; expected commercial opportunities and regulatory developments in the U.S., including upon U.S. federal cannabis legalization or rescheduling; the Company’s anticipated investments and acquisitions, including in organic and strategic growth, partnership efforts, product offerings and other initiatives; the Company’s ability to commercialize new and innovative products; market opportunities and regulatory risks for Hemp-Derived Delta-9 (HDD9) beverage products, and expected sales, distribution, margin, price and revenue generation projections; consumer sentiment regarding HDD9 beverage products; and Tilray’s strategy and anticipated offerings within the HDD9 beverage product segment.

Many factors could cause actual results, performance or achievement to be materially different from any forward-looking statements, and other risks and uncertainties not presently known to the Company or that the Company deems immaterial could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein. Risks and uncertainties that may cause actual results to differ materially from forward-looking statements include, but are not limited to, those identified and described in our most recent Annual Report on Form 10-K as well as our other filings made from time to time with the SEC and in our Canadian securities filings. For a more detailed discussion of these risks and other factors, see the most recently filed annual information form of the Company and the Annual Report on Form 10-K (and other periodic reports filed with the SEC) of the Company made with the SEC and available on EDGAR. The forward-looking statements included in this communication are made as of the date of this communication and the Company does not undertake any obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures, including Adjusted gross margin (consolidated and for each of our reporting segments), Adjusted gross profit (consolidated and for each of our reporting segments), Adjusted EBITDA, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, adjusted free cash flow, constant currency presentations of revenue and cash and marketable securities. Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read only in connection with the Company's Consolidated Statements of Operations and Cash Flows presented in accordance with GAAP.

Certain forward-looking non-GAAP financial measures included in this press release are not reconciled to the comparable forward-looking GAAP financial measures. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures but would not impact the non-GAAP measures. Such items may include litigation and related expenses, transaction costs, impairments, foreign exchange movements and other items. The unavailable information could have a significant impact on the Company's GAAP financial results.

The Company believes presenting net sales at constant currency provides useful information to investors because it provides transparency to underlying performance in the Company's consolidated net sales by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given the volatility in foreign currency exchange markets. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rate in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. A reconciliation of prior year revenue to constant currency revenue the most directly comparable GAAP measure, has been provided in the financial statement tables included above in this press release.

Adjusted EBITDA is calculated as net income (loss) before income tax benefits, net; interest expense, net; non-operating income (expense), net; amortization; stock-based compensation; change in fair value of contingent consideration; purchase price accounting step-up; facility start-up and closure costs; litigation costs; restructuring costs, and transaction (income) costs, net. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, has been provided in the financial statement tables included below in this press release.

Adjusted net income (loss) is calculated as net loss attributable to stockholders of Tilray Brands, Inc., less; non-operating income (expense), net; amortization; stock-based compensation; change in fair value of contingent consideration; facility start-up and closure costs; litigation costs; restructuring costs and transaction (income) costs, net. A reconciliation of Adjusted net income (loss) to net loss attributable to stockholders of Tilray Brands, Inc., the most directly comparable GAAP measure, has been included below in this press release.

Adjusted net income (loss) per share is calculated as net loss attributable to stockholders of Tilray Brands, Inc., net; non-operating income (expense), net; amortization; stock-based compensation; change in fair value of contingent consideration; facility start-up and closure costs; litigation costs; restructuring costs and transaction (income) costs, divided by weighted average number of common shares outstanding. A reconciliation of Adjusted net income (loss) per share to net loss attributable to stockholders of Tilray Brands, Inc., the most directly comparable GAAP measure, has been included below in this press release. Adjusted net income (loss) per share is not calculated in accordance with GAAP and should not be considered an alternative for GAAP net income (loss) per share or as a measure of liquidity.

Adjusted gross profit (consolidated and for each of our reporting segments), is calculated as gross profit adjusted to exclude the impact of purchase price accounting valuation step-up. A reconciliation of Adjusted gross profit, excluding purchase price accounting valuation step-up, to gross profit, the most directly comparable GAAP measure, has been provided in the financial statement tables included above in this press release. Adjusted gross margin (consolidated and for each of our reporting segments), excluding purchase price accounting valuation step-up, is calculated as revenue less cost of sales adjusted to add back amortization of inventory step-up, divided by revenue. A reconciliation of Adjusted gross margin, excluding purchase price accounting valuation step-up, to gross margin, the most directly comparable GAAP measure, has been provided in the financial statement tables included above in this press release.

Free cash flow is comprised of two GAAP measures which are net cash flow provided by (used in) operating activities less investments in capital and intangible assets, net. A reconciliation of net cash flow provided by (used in) operating activities to free cash flow, the most directly comparable GAAP measure, has been provided in the financial statement tables included above in this press release. Adjusted free cash flow is comprised of two GAAP measures which are net cash flow provided by (used in) operating activities less investments in capital and intangible assets, net, and the exclusion of growth CAPEX from investments in capital and intangible assets, net, which excludes the amount of capital expenditures that are considered to be associated with growth of future operations rather than to maintain the existing operations of the Company, and excludes our integration costs related to HEXO and the cash income taxes related to Aphria Diamond to align with management’s prescribed guidance. A reconciliation of net cash flow provided by (used in) operating activities to adjusted free cash flow, the most directly comparable GAAP measure, has been provided in the financial statement tables included above in this press release.

Cash and marketable securities are comprised of two GAAP measures, cash and cash equivalents added to marketable securities. The Company’s management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its short-term liquidity position by combing these two GAAP metrics.

For further information:
Media Contact: news@tilray.com
Investor Contact: investors@tilray.com

Consolidated Statements of Financial Position
	November 30,	May 31,
(in thousands of US dollars)	2024	2024
Assets
Current assets
Cash and cash equivalents	$189,698	$228,340
Marketable securities	62,551	32,182
Accounts receivable, net	112,739	101,695
Inventory	266,007	252,087
Prepaids and other current assets	44,861	31,332
Assets held for sale	31,483	32,074
Total current assets	707,339	677,710
Capital assets	554,419	558,247
Operating lease, right-of-use assets	18,243	16,101
Intangible assets	866,645	915,469
Goodwill	2,000,595	2,008,884
Long-term investments	7,416	7,859
Convertible notes receivable	32,000	32,000
Other assets	5,097	5,395
Total assets	$4,191,754	$4,221,665
Liabilities
Current liabilities
Bank indebtedness	$17,751	$18,033
Accounts payable and accrued liabilities	221,668	241,957
Contingent consideration	15,000	15,000
Warrant liability	1,695	3,253
Current portion of lease liabilities	6,572	5,091
Current portion of long-term debt	15,838	15,506
Current portion of convertible debentures payable	—	330
Total current liabilities	278,524	299,170
Long - term liabilities
Lease liabilities	62,024	60,422
Long-term debt	148,871	158,352
Convertible debentures payable	122,735	129,583
Deferred tax liabilities, net	125,975	130,870
Other liabilities	17	90
Total liabilities	738,146	778,487
Stockholders' equity
Common stock ($0.0001 par value; 1,198,000,000 common shares authorized; 929,257,945 and 831,925,373 common shares issued and outstanding, respectively)	93	83
Preferred shares ($0.0001 par value; 10,000,000 preferred shares authorized; nil and nil preferred shares issued and outstanding, respectively)	—	—
Treasury Stock (3,682,609 and nil treasury shares issued and outstanding, respectively)	—	—
Additional paid-in capital	6,305,787	6,146,810
Accumulated other comprehensive loss	(47,957)	(43,499)
Accumulated deficit	(2,784,995)	(2,660,488)
Total Tilray Brands, Inc. stockholders' equity	3,472,928	3,442,906
Non-controlling interests	(19,320)	272
Total stockholders' equity	3,453,608	3,443,178
Total liabilities and stockholders' equity	$4,191,754	$4,221,665

Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
	For the three months ended				For the six months ended
(in thousands of U.S. dollars, except for per share data)	November 30,	November 30,	Change	% Change	November 30,	November 30,	Change	% Change
	2024	2023	2024 vs. 2023		2024	2023	2024 vs. 2023
Net revenue	$210,950	$193,771	$17,179	9%	$410,994	$370,720	$40,274	11%
Cost of goods sold	149,730	146,362	3,368	2%	290,068	279,115	10,953	4%
Gross profit	61,220	47,409	13,811	29%	120,926	91,605	29,321	32%
Operating expenses:
General and administrative	45,997	43,313	2,684	6%	90,110	83,829	6,281	7%
Selling	16,162	7,583	8,579	113%	27,852	14,442	13,410	93%
Amortization	22,927	21,917	1,010	5%	44,731	44,142	589	1%
Marketing and promotion	9,720	9,208	512	6%	21,286	17,743	3,543	20%
Research and development	60	56	4	7%	165	135	30	22%
Change in fair value of contingent consideration	—	300	(300)	(100)%	—	(10,807)	10,807	(100)%
Litigation costs, net of recoveries	901	3,042	(2,141)	(70)%	2,496	5,076	(2,580)	(51)%
Restructuring costs	6,869	2,655	4,214	159%	11,116	3,570	7,546	211%
Transaction costs (income), net	802	1,094	(292)	(27)%	1,958	9,596	(7,638)	(80)%
Total operating expenses	103,438	89,168	14,270	16%	199,714	167,726	31,988	19%
Operating loss	(42,218)	(41,759)	(459)	1%	(78,788)	(76,121)	(2,667)	4%
Interest expense, net	(7,766)	(8,625)	859	(10)%	(17,608)	(18,460)	852	(5)%
Non-operating income (expense), net	(33,255)	821	(34,076)	(4,151)%	(20,609)	(3,581)	(17,028)	476%
Loss before income taxes	(83,239)	(49,563)	(33,676)	68%	(117,005)	(98,162)	(18,843)	19%
Income tax expense (recovery), net	2,036	(3,380)	5,416	(160)%	2,922	3,884	(962)	(25)%
Net loss	$(85,275)	$(46,183)	$(39,092)	85%	(119,927)	(102,046)	(17,881)	18%
Net loss per share - basic and diluted	$(0.10)	$(0.07)	$(0.03)	43%	$(0.14)	$(0.17)	$0.03	(18)%

Condensed Consolidated Statements of Cash Flows
	For the six months ended
	November 30,	November 30,	Change	% Change
(in thousands of US dollars)	2024	2023	2024 vs. 2023
Cash provided by (used in) operating activities:
Net loss	$(119,927)	$(102,046)	$(17,881)	18%
Adjustments for:
Deferred income tax expense (recovery), net	1,529	(4,042)	5,571	(138)%
Unrealized foreign exchange loss (gain)	9,627	(5,604)	15,231	(272)%
Amortization	65,864	62,341	3,523	6%
Accretion of convertible debt discount	5,985	8,567	(2,582)	(30)%
Other non-cash items	3,281	(11,210)	14,491	(129)%
Stock-based compensation	14,154	16,458	(2,304)	(14)%
Loss (gain) on long-term investments & equity investments	66	(412)	478	(116)%
(Gain) loss on derivative instruments	(1,558)	7,992	(9,550)	(119)%
Change in fair value of contingent consideration	—	(10,807)	10,807	(100)%
Change in non-cash working capital:
Accounts receivable	(9,051)	4,524	(13,575)	(300)%
Prepaids and other current assets	(13,046)	3,764	(16,810)	(447)%
Inventory	(8,127)	8,669	(16,796)	(194)%
Accounts payable and accrued liabilities	(24,828)	(24,445)	(383)	2%
Net cash used in operating activities	(76,031)	(46,251)	(29,780)	64%
Cash provided by (used in) investing activities:
Investment in capital and intangible assets	(12,172)	(10,011)	(2,161)	22%
Proceeds from disposal of capital and intangible assets	631	365	266	73%
(Purchase) disposal of marketable securities, net	(30,369)	125,479	(155,848)	(124)%
Business acquisitions, net of cash acquired	(18,210)	(60,626)	42,416	(70)%
Net cash (used in) provided by investing activities	(60,120)	55,207	(115,327)	(209)%
Cash provided by (used in) financing activities:
Share capital issued, net of cash issuance costs	111,517	—	111,517	NM
Proceeds from long-term debt	—	32,621	(32,621)	(100)%
Repayment of long-term debt	(10,388)	(14,901)	4,513	(30)%
Proceeds from convertible debt	—	21,553	(21,553)	(100)%
Repayment of convertible debt	(330)	(107,330)	107,000	(100)%
Repayment of lease liabilities	(1,724)	(91)	(1,633)	1,795%
Net decrease in bank indebtedness	(282)	(3,200)	2,918	(91)%
Net cash provided by (used in) financing activities	98,793	(71,348)	170,141	(238)%
Effect of foreign exchange on cash and cash equivalents	(1,284)	709	(1,993)	(281)%
Net decrease in cash and cash equivalents	(38,642)	(61,683)	23,041	(37)%
Cash and cash equivalents, beginning of period	228,340	206,632	21,708	11%
Cash and cash equivalents, end of period	$189,698	$144,949	$44,749	31%

Net Revenue by Operating Segment
	For the three months ended		For the three months ended		For the six months ended		For the six months ended
(In thousands of U.S. dollars)	November 30, 2024	% of Total Revenue	November 30, 2023	% of Total Revenue	November 30, 2024	% of Total Revenue	November 30, 2023	% of Total Revenue
Beverage business	$63,081	30%	$46,505	23%	$119,053	29%	$70,667	19%
Cannabis business	65,652	31%	67,114	35%	126,901	31%	137,447	37%
Distribution business	67,611	32%	67,223	35%	135,682	33%	136,380	37%
Wellness business	14,606	7%	12,929	7%	29,358	7%	26,226	7%
Total net revenue	$210,950	100%	$193,771	100%	$410,994	100%	$370,720	100%

Net Revenue by Operating Segment in Constant Currency
	For the three months ended		For the three months ended		For the three months ended		For the three months ended
	November 30, 2024		November 30, 2023		November 30, 2024		November 30, 2023
(In thousands of U.S. dollars)	as reported in constant currency	% of Total Revenue	as reported in constant currency	% of Total Revenue	as reported in constant currency	% of Total Revenue	as reported in constant currency	% of Total Revenue
Beverage business	$63,081	30%	$46,505	23%	$119,053	29%	$70,667	19%
Cannabis business	65,853	31%	67,114	35%	128,645	31%	137,447	37%
Distribution business	69,411	32%	67,223	35%	139,807	33%	136,380	37%
Wellness business	14,629	7%	12,929	7%	29,569	7%	26,226	7%
Total net revenue	$212,974	100%	$193,771	100%	$417,074	100%	$370,720	100%

Net Cannabis Revenue by Market Channel
	For the three months ended		For the three months ended		For the six months ended		For the six months ended
(In thousands of U.S. dollars)	November 30, 2024	% of Total Revenue	November 30, 2023	% of Total Revenue	November 30, 2024	% of Total Revenue	November 30, 2023	% of Total Revenue
Revenue from Canadian medical cannabis	$6,673	10%	$6,288	9%	$12,934	10%	$12,430	9%
Revenue from Canadian adult-use cannabis	59,077	90%	72,048	107%	116,312	92%	143,243	104%
Revenue from wholesale cannabis	6,593	10%	4,289	7%	12,100	10%	9,584	7%
Revenue from international cannabis	14,865	23%	11,931	18%	27,056	21%	26,183	19%
Less excise taxes	(21,556)	(33)%	(27,442)	(41)%	(41,501)	(33)%	(53,993)	(39)%
Total	$65,652	100%	$67,114	100%	$126,901	100%	$137,447	100%

Net Cannabis Revenue by Market Channel in Constant Currency
	For the three months ended		For the three months ended		For the six months ended		For the six months ended
	November 30, 2024		November 30, 2023		November 30, 2024		November 30, 2023
(In thousands of U.S. dollars)	as reported in constant currency	% of Total Revenue	as reported in constant currency	% of Total Revenue	as reported in constant currency	% of Total Revenue	as reported in constant currency	% of Total Revenue
Revenue from Canadian medical cannabis	$6,707	10%	$6,288	9%	$13,139	10%	$12,430	9%
Revenue from Canadian adult-use cannabis	59,346	90%	72,048	107%	118,152	92%	143,243	104%
Revenue from wholesale cannabis	6,697	10%	4,289	7%	12,355	10%	9,584	7%
Revenue from international cannabis	14,759	23%	11,931	18%	27,147	21%	26,183	19%
Less excise taxes	(21,656)	(33)%	(27,442)	(41)%	(42,148)	(33)%	(53,993)	(39)%
Total	$65,853	100%	$67,114	100%	$128,645	100%	$137,447	100%

Other Financial Information: Key Operating Metrics
	For the three months ended		For the six months ended
	November 30,	November 30,	November 30,	November 30,
(in thousands of U.S. dollars)	2024	2023	2024	2023
Net beverage revenue	$63,081	$46,505	$119,053	$70,667
Net cannabis revenue	65,652	67,114	126,901	137,447
Distribution revenue	67,611	67,223	135,682	136,380
Wellness revenue	14,606	12,929	29,358	26,226
Beverage costs	37,925	30,513	70,975	41,779
Cannabis costs	42,475	46,472	79,529	96,989
Distribution costs	59,207	60,147	119,345	121,615
Wellness costs	10,123	9,230	20,219	18,732
Adjusted gross profit (excluding PPA step-up)	62,596	52,110	122,477	101,412
Beverage adjusted gross margin (excluding PPA step-up)	42%	38%	42%	44%
Cannabis adjusted gross margin (excluding PPA step-up)	35%	35%	37%	35%
Distribution gross margin	12%	11%	12%	11%
Wellness gross margin	31%	29%	31%	29%
Adjusted EBITDA	$9,017	$10,086	$18,351	$20,820
Cash and marketable securities as at the period ended:	252,249	259,791	252,249	259,791
Working capital as at the period ended:	$428,815	$247,041	$428,815	$247,041

Other Financial Information: Gross Margin and Adjusted Gross Margin
	For the three months ended November 30, 2024
(In thousands of U.S. dollars)	Beverage	Cannabis	Distribution	Wellness	Total
Net revenue	$63,081	$65,652	$67,611	$14,606	$210,950
Cost of goods sold	37,925	42,475	59,207	10,123	149,730
Gross profit	25,156	23,177	8,404	4,483	61,220
Gross margin	40%	35%	12%	31%	29%
Adjustments:
Purchase price accounting step-up	1,376	—	—	—	1,376
Adjusted gross profit	26,532	23,177	8,404	4,483	62,596
Adjusted gross margin	42%	35%	12%	31%	30%

	For the three months ended November 30, 2023
(In thousands of U.S. dollars)	Beverage	Cannabis	Distribution	Wellness	Total
Net revenue	$46,505	$67,114	$67,223	$12,929	$193,771
Cost of goods sold	30,513	46,472	60,147	9,230	146,362
Gross profit	15,992	20,642	7,076	3,699	47,409
Gross margin	34%	31%	11%	29%	24%
Adjustments:
Purchase price accounting step-up	1,763	2,938	—	—	4,701
Adjusted gross profit	17,755	23,580	7,076	3,699	52,110
Adjusted gross margin	38%	35%	11%	29%	27%

	For the six months ended November 30, 2024
(In thousands of U.S. dollars)	Beverage	Cannabis	Distribution	Wellness	Total
Net revenue	$119,053	$126,901	$135,682	$29,358	$410,994
Cost of goods sold	70,975	79,529	119,345	20,219	290,068
Gross profit	48,078	47,372	16,337	9,139	120,926
Gross margin	40%	37%	12%	31%	29%
Adjustments:
Purchase price accounting step-up	1,551	—	—	—	1,551
Adjusted gross profit	49,629	47,372	16,337	9,139	122,477
Adjusted gross margin	42%	37%	12%	31%	30%

	For the six months ended November 30, 2023
(In thousands of U.S. dollars)	Beverage	Cannabis	Distribution	Wellness	Total
Net revenue	$70,667	$137,447	$136,380	$26,226	$370,720
Cost of goods sold	41,779	96,989	121,615	18,732	279,115
Gross profit	28,888	40,458	14,765	7,494	91,605
Gross margin	41%	29%	11%	29%	25%
Adjustments:
Purchase price accounting step-up	2,353	7,454	—	—	9,807
Adjusted gross profit	31,241	47,912	14,765	7,494	101,412
Adjusted gross margin	44%	35%	11%	29%	27%

Other Financial Information: Adjusted Earnings Before Interest, Taxes and Amortization
	For the three months ended				For the six months ended
(In thousands of U.S. dollars)	November 30,	November 30,	Change	% Change	November 30,	November 30,	Change	% Change
	2024	2023	2024 vs. 2023		2024	2023	2024 vs. 2023
Net loss	$(85,275)	$(46,183)	$(39,092)	85%	$(119,927)	$(102,046)	$(17,881)	18%
Income tax expense (recovery), net	2,036	(3,380)	5,416	(160)%	2,922	3,884	(962)	(25)%
Interest expense, net	7,766	8,625	(859)	(10)%	17,608	18,460	(852)	(5)%
Non-operating income (expense), net	33,255	(821)	34,076	(4,151)%	20,609	3,581	17,028	476%
Amortization	34,050	31,552	2,498	8%	65,864	62,341	3,523	6%
Stock-based compensation	7,237	8,201	(964)	(12)%	14,154	16,458	(2,304)	(14)%
Change in fair value of contingent consideration	—	300	(300)	(100)%	—	(10,807)	10,807	(100)%
Purchase price accounting step-up	1,376	4,701	(3,325)	(71)%	1,551	9,807	(8,256)	(84)%
Facility start-up and closure costs	—	300	(300)	(100)%	—	900	(900)	(100)%
Litigation costs, net of recoveries	901	3,042	(2,141)	(70)%	2,496	5,076	(2,580)	(51)%
Restructuring costs	6,869	2,655	4,214	159%	11,116	3,570	7,546	211%
Transaction costs (income), net	802	1,094	(292)	(27)%	1,958	9,596	(7,638)	(80)%
Adjusted EBITDA	$9,017	$10,086	$(1,069)	(11)%	$18,351	$20,820	$(2,469)	(12)%

	For the three months ended				For the six months ended
	November 30,	November 30,	Change	% Change	November 30,	November 30,	Change	% Change
	2024	2023	Change		2024	2023	Change
Net loss attributable to stockholders of Tilray Brands, Inc.	$(85,342)	$(49,008)	$(36,334)	74%	$(124,507)	$(120,533)	$(3,974)	3%
Non-operating income (expense), net	33,255	(821)	34,076	(4,151)%	20,609	3,581	17,028	476%
Amortization	34,050	31,552	2,498	8%	65,864	62,341	3,523	6%
Stock-based compensation	7,237	8,201	(964)	(12)%	14,154	16,458	(2,304)	(14)%
Change in fair value of contingent consideration	—	300	(300)	(100)%	—	(10,807)	10,807	(100)%
Facility start-up and closure costs	—	300	(300)	(100)%	—	900	(900)	(100)%
Litigation costs, net of recoveries	901	3,042	(2,141)	(70)%	2,496	5,076	(2,580)	(51)%
Restructuring costs	6,869	2,655	4,214	159%	11,116	3,570	7,546	211%
Transaction costs (income)	802	1,094	(292)	(27)%	1,958	9,596	(7,638)	(80)%
Adjusted net income (loss)	$(2,228)	$(2,685)	$457	(17)%	$(8,310)	$(29,818)	$21,508	(72)%
Adjusted net income (loss) per share - basic and diluted	$—	$—	$—	0%	$(0.01)	$(0.04)	$0.03	(75)%

Other Financial Information: Free Cash Flow
	For the three months ended				For the six months ended
	November 30,	November 30,	Change	% Change	November 30,	November 30,	Change	% Change
(In thousands of U.S. dollars)	2024	2023	2024 vs. 2023		2024	2023	2024 vs. 2023
Net cash used in operating activities	$(40,724)	$(30,409)	$(10,315)	34%	$(76,031)	$(46,251)	$(29,780)	64%
Less: investments in capital and intangible assets, net	(4,833)	(5,836)	1,003	(17)%	(11,541)	(9,646)	(1,895)	20%
Free cash flow	$(45,557)	$(36,245)	$(9,312)	26%	$(87,572)	$(55,897)	$(31,675)	57%
Add: growth CAPEX	1,970	3,158	(1,188)	(38)%	4,510	4,845	(335)	(7)%
Add: cash income taxes related to Aphria Diamond	—	8,502	(8,502)	(100)%	—	14,216	(14,216)	(100)%
Add: integration costs related to HEXO	—	6,230	(6,230)	(100)%	—	12,145	(12,145)	(100)%
Adjusted free cash flow	$(43,587)	$(18,355)	$(25,232)	137%	$(83,062)	$(24,691)	$(58,371)	236%